Exhibit 10 (a)

AMENDMENT NO. 4

TO

The First American Corporation

MANAGEMENT SUPPLEMENTAL BENEFIT PLAN

This Amendment No. 4 to The First American Corporation Management Supplemental Benefit Plan (hereinafter referred to as the “Plan”) is effective as of September 1, 2005, and modifies such Plan as set forth below:

A new Section 5(e) is added to the Plan to read in full as follows:

(e) Forfeiture in The Event of Competition

(i) In the event an Executive who has not attained his Early Retirement Date prior to September 1, 2005, engages in Competition (as defined below) with the Employer on or after September 1, 2005, such Executive and his or her Beneficiary shall forfeit all right, title and interest in and to any benefits payable under the Plan.

(ii) In the event an Executive who has attained his Early Retirement Date but has not attained his Normal Retirement Date prior to September 1, 2005, engages in Competition with the Employer on or after September 1, 2005, such Executive and his or her Beneficiary shall not be entitled to receive the Retirement Income Benefit described in Section 3(b) and shall not accrue any additional benefits pursuant to the terms of the Plan on or after September 1, 2005, including, without limitation, (A) increases in accrued Retirement Income Benefits attributable to inclusion of any Covered Compensation received subsequent to said date in the determination of such Executive’s Final Average Compensation or (B) elimination of Early Retirement reductions pursuant to Section 3(c). Any such benefits vested prior to September 1, 2005, with respect to an Executive who would be entitled to receive a Retirement Income Benefit under Section 3(c) had he or she retired prior to said date shall not be forfeited or reduced in the event such Executive engages in Competition.

(iii) For purposes of this Section 5(e), Competition shall mean any of the following, whether occurring during or after the end of the Executive’s employment with the Employer:

(A) the Executive’s Involvement (as defined below) in or with a Competing Business (as defined below);

(B) the misappropriation, sale, transfer, use or disclosure of the Employer’s trade secret, confidential or proprietary information;

(C) any action or attempt by the Executive, directly or indirectly, either for himself/herself or for any other person or entity, to recruit or solicit for hire any employee, officer, director, consultant, independent contractor or other personnel of the Employer, or to induce or encourage such a person or entity to terminate his, her or its relationship, or breach an agreement, with the Employer; or

(D) any action or attempt by the Executive, directly or indirectly, either for himself/herself or for any other person or entity, to solicit or induce any customer or potential customer of the Employer to cease or not commence doing business, in whole or in part, with or through the Employer, or to do business with any other person, firm, partnership, corporation or any Competing Business.

(iv) A “Competing Business” means any individual (including the Executive), person, sole proprietorship, joint venture, partnership, corporation, limited liability company, business entity, trust or other entity that competes with, or will compete with, the Employer or any affiliate of the Employer in any locality worldwide. A “Competing Business” includes, without limitation, any start-up or other entity in formation.

(v) “Involvement” means the Executive’s relationship with, or provision of services to or for, a Competing Business in any manner whatsoever, directly or indirectly, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, advisor, independent contractor, owner, trustee, beneficiary, co-venturer, lender, distributor or agent, or in any other capacity.

(vi) The ownership of less than a 2% equity or debt interest in a corporation whose equity securities are publicly traded in a recognized stock exchange or traded in the over-the-counter market shall not be deemed Involvement with a Competing Business under this Plan, even though the corporation may be a competitor of the Employer.

(vii) Nothing in this Section 5(e) restrains an Executive in any way from engaging in any lawful profession, trade or business of any kind. Rather, this Section 5(e) provides for a forfeiture of certain benefits in the event of Competition with the Employer.

Section 9 of the Plan is amended to read in full as follows:

9. Claims Procedure

(a) Filing Claim for Benefits

A person who believes that he or she is being denied payment of a vested benefit to which he or she is entitled under the Plan (hereinafter “Claimant”) must file a written request for such benefit with the Committee, setting forth his or her claim, including a statement of the reason(s) why such benefit has become vested and payable. The request must be addressed to the Committee at its then principal place of business. The claim must be dated and signed by the Claimant or his or her authorized representative, and must contain the Claimant’s address and telephone number.

If a claim is wholly or partially denied, the Committee or its delegate shall, within a reasonable period of time not to exceed ninety (90) days after receipt of the claim, provide written notice to the Claimant setting forth the following in a manner reasonably calculated to be understood by the Claimant:

(i) The specific reason or reasons for the denial;

(ii) Specific reference to pertinent Plan provisions on which the denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) An explanation of the Plan’s review procedures and time limits, including, where appropriate, the Claimant’s right to bring a lawsuit under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse benefit determination on review.

If special circumstances require an extension of time for processing the claim, the Committee or its delegate may extend the period for an additional ninety (90) days by furnishing written notice of the extension and the special circumstances to the Claimant prior to the termination of the initial 90-day period.

If notice of denial of the claim is not furnished to a Claimant within these periods, and the claim has not been granted within these periods, the claim shall be deemed denied for the purposes of review.

(b) Appeals Procedure

A Claimant who wishes to appeal the denial of a claim must deliver to the Committee a written application for review within sixty (60) days after receipt by the Claimant of written notification of denial of the claim. Such written application must be addressed to the Secretary of the Employer, at its then principal place of business. The written application must be dated and signed by the Claimant or his or her authorized representative and must request a review of the prior denial of the claim. The Claimant shall be entitled to a full and fair review of the denial of his or her claim, including the opportunity to submit issues and comments in writing.

Any new information will be considered without regard to whether it was submitted in the initial determination for benefits. On appeal, the Claimant or the Claimant’s representative may also review all relevant documents, records, and other information pertaining to the claim for benefits which were relied upon, submitted, considered or generated in the course of making such benefit determination. The Claimant may also request a copy of such documents free of charge.

The Committee shall make its decision on the appeal within a reasonable period of time not to exceed sixty (60) days after receipt of the request for review, unless special circumstances (such as the need to hold a hearing, if in the Committee’s determination a hearing is necessary or advisable) require an extension of time, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time for review is required because of special circumstances, written notice of the extension and the special circumstances shall be furnished to the Claimant prior to the commencement of the extension. If the decision on review is not furnished within these time limits, the claim shall be deemed denied on review.

The decision on review shall be in writing, shall be written in a manner reasonably calculated to be understood by the Claimant, and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, and notice that the Claimant is entitled to receive the relevant documents pertaining to the claim, and, where appropriate, that the Claimant has a right to bring an action under Section 502(a) of ERISA.

The claims procedures set forth in this Section 9 shall be strictly adhered to by each Claimant under this Plan and no judicial or arbitration proceedings with respect to any claim for Plan benefits hereunder shall be commenced by any Claimant until the proceedings set forth herein shall have been exhausted in full.

Executed at Santa Ana, California, this 25th day of August, 2005.

The First American Corporation

By:	/s/ PARKER S. KENNEDY
Parker S. Kennedy
Its:	Chairman of the Board,
Chief Executive Officer

By:	/s/ MARK R. ARNESEN
Mark R Arnesen
Its:	Vice President, Secretary